Exhibit 99.1

AGS REPORTS Third Quarter 2019 RESULTS

•	Third Quarter Revenue of $79.4 Million Grew 5% Year-Over-Year
•	Third Quarter Recurring Revenue of $52.5 Million Grew 4% Year-Over-Year
•	Highest Quarterly EGM Units Sold of 1,391 Grew 4% Year-Over-Year
•	Third Quarter Net Loss Attributable to PlayAGS, Inc. of $5.5 Million Decreased Year-Over-Year from Net Income of $4.3 Million
•	Third Quarter Adjusted EBITDA (non-GAAP) of $36.8 Million Increased 10% Year-Over-Year

LAS VEGAS, NOVEMBER 7, 2019 - AGS (NYSE: AGS) ("AGS", "us", "we" or the "Company") today reported operating results for its third quarter ended September 30, 2019.

“Our third quarter performance was underscored by the sale of nearly 1,400 EGMs - the most in our company’s history - as well as record performance in our Table Products segment. 92% of domestic EGM unit sales were from our Orion family of cabinets, including our latest addition, the Orion Upright, which accounted for approximately 300 sold units in the quarter,” said David Lopez, President and Chief Executive Officer. “After a successful G2E last month, we are looking forward to launching our premium lease-only Orion Rise cabinet and Starwall LED merchandising display, as well as our highly-anticipated Orion 49C, Pax S card shuffler, and Bonus Spin Xtreme progressive system.  We believe this robust suite of products will help drive growth in 2020 and beyond.”

Summary of the Three Months Ended September 30, 2019 and 2018

(In thousands, except per-share and Adjusted EBITDA margin data)

	Three Months Ended September 30,
	2019	2018	$ Change	% Change
Revenues:
EGM	$75,299	$71,784	$3,515	4.9%
Table Products	2,861	2,052	809	39.4%
Interactive	1,217	1,690	(473)	(28.0)%
Total revenues	$79,377	$75,526	$3,851	5.1%
Operating income	$5,579	$10,110	$(4,531)	(44.8)%
Net (loss) income attributable to PlayAGS, Inc.	$(5,536)	$4,347	$(9,883)	(227.4)%
(Loss) income per share	$(0.16)	$0.12	$(0.28)	(233.3)%

Adjusted EBITDA:
EGM	$35,825	$34,026	$1,799	5.3%
Table Products	1,409	428	981	229.2%
Interactive	(447)	(877)	430	(49.0)%
Total Adjusted EBITDA(1)	$36,787	$33,577	$3,210	9.6%
Total Adjusted EBITDA margin(2)	46.3%	44.5%	N/A	180 bps

Third Quarter 2019 Financial Highlights

•	Total revenue increased 5% to $79.4 million, driven by record EGM unit sales and increased gaming operations revenue in our EGM and Table Products segments.
•

Gaming operations revenue, or recurring revenue, grew to $52.5 million, or 4% year-over-year, driven by an increase in our domestic and international EGM installed base, and growth in our Table Products installed base.

•	EGM sold units increased 4%, to 1,391 compared to 1,332 in the prior year led by sales of the Orion Portrait and the successful launch of our new Orion Upright cabinets.
•	Table Products revenue increased 39% to $2.9 million, driven by increased progressive table game placements and an increased footprint(3) of the recently introduced Dex S card shuffler.
•

Net loss of $5.5 million decreased year-over-year from net income of $4.3 million in the prior year due to increases in non-cash depreciation and amortization as well as an increase in tax expense compared to the prior year period.

•

Total Adjusted EBITDA (non-GAAP)(1) increased 10% to $36.8 million, driven by increased revenue from our EGM and Table Products segments as well as reduced operating costs in our Interactive social gaming business.

•

Total Adjusted EBITDA margin (non-GAAP)(1) increased to 46% in the third quarter of 2019 compared to 44% in the prior year, driven by several different factors, most notably due to improved operating performance of our Table Products and Interactive segments.

(1) Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures, see non-GAAP reconciliation below.

(2) Basis points ("bps")

(3) Footprint includes sold and leased units.

EGM

Three Months Ended September 30, 2019 compared to Three Months Ended September 30, 2018

(Amounts in thousands, except unit data)	Three months ended September 30,
	2019	2018	$ Change	% Change
EGM segment revenues:
Gaming operations	$48,854	$47,109	$1,745	3.7%
Equipment sales	26,445	24,675	1,770	7.2%
Total EGM revenues	$75,299	$71,784	$3,515	4.9%

EGM Adjusted EBITDA	$35,825	$34,026	$1,799	5.3%

EGM unit information:
VLT	517	1,217	(700)	(57.5)%
Class II	12,355	11,477	878	7.7%
Class III	5,852	3,374	2,478	73.4%
Domestic installed base, end of period	18,724	16,068	2,656	16.5%
International installed base, end of period	8,668	8,116	552	6.8%
Total installed base, end of period	27,392	24,184	3,208	13.3%

Domestic revenue per day	$25.08	$27.14	$(2.06)	(7.6)%
International revenue per day	$7.99	$8.52	$(0.53)	(6.2)%
Total revenue per day	$19.68	$20.95	$(1.27)	(6.1)%

Domestic revenue per day - excluding EGMs purchased from Integrity	$26.55	$27.14	$(0.59)	(2.2)%
Total revenue per day - excluding EGMs purchased from Integrity	$20.11	$20.95	$(0.84)	(4.0)%

Domestic EGM units sold	1,350	1,332	18	1.4%
International EGM units sold	41	-	41	100.0%
Total EGM units sold	1,391	1,332	59	4.4%

Domestic average sales price	$18,476	$18,051	$425	2.4%

EGM Highlights

Domestic Gaming Operations
•

Domestic EGM installed base grew by 2,656 units year-over-year, driven by the acquisition of 2,500 EGMs from Integrity Gaming Corp. ("Integrity") and the placement of approximately 900 incremental recurring units year-over-year. The prior year installed base included approximately 700 VLT units that were purchased in an end-of-lease buyout.(4)

•	Sequentially, our domestic EGM installed base grew more than 300 units, driven by new casino openings.
•

Domestic EGM revenue per day ("RPD") decreased 8% to $25.08 compared to $27.14 in the prior year period driven by incremental units in markets that yield lower RPD than our domestic average.  When excluding the impact of the EGMs purchased from Integrity, we estimate that Domestic RPD was $26.55.

•

Oklahoma RPD decreased 17% to $18.13 compared to $21.72 in the prior year driven by the inclusion of EGMs purchased from Integrity and the continued product performance previously identified.  When normalized for the impact of the EGMs purchased from Integrity, we estimate that Oklahoma RPD was $18.96.

•	Non-Oklahoma RPD increased 5% to $35.85 compared to $34.18 in the prior year period driven by improved performance in markets such as Washington and California.(5)
International Gaming Operations
•	International gaming operations revenue grew year-over-year due to the addition of 552 incremental units placed with both existing and new customers, predominantly in Mexico.
•	International RPD decreased by $0.53, or 6%, as we grew our installed base in new markets and properties in Mexico that have lower yields than our average international RPD as well as initial placements in the Philippines.
Equipment Sales
•

EGM equipment sales revenue increased 7%, to $26.4 million, driven by record EGM sales and increased domestic average sales price ("ASP"). Record EGM sales of 1,391 units included 1,350 domestic units, of which nearly 65% were sold into early-entry markets such as Canada, Nevada, Pennsylvania, and Michigan.

•	ASP for EGMs increased 2% to $18,476 due to a greater mix of higher-priced Orion family cabinets.
Product Highlights
•	The new Orion Upright footprint(6) grew to more than 325 units and accounted for 22% of sales in the quarter with placements in several early-entry markets such as Arizona, Canada, New Mexico, Michigan and Oregon as well as ramping markets such as Florida and California. Placements were driven by our proven legacy games such as Golden Wins and new games such as Imperial Luck.
•	Orion Portrait footprint(6) increased to nearly 8,000 units, up 87% year-over-year and accounted for 57% of sales in the quarter.
•	Orion Slant footprint(6) increased to nearly 2,500 units and accounted for 13% of sales in the quarter.

(4) The VLT units were not included in our sold unit count for either period (420 in the fourth quarter of 2018, 130 in the first quarter of 2019, and 150 in the second quarter of 2019).

(5) Excludes the positive impact of the removal of 700 VLT units and 500 Texas units (third quarter of 2018), both lower yielding than our domestic average.

(6) Footprint includes sold and leased units.

Table Products

Three Months Ended September 30, 2019 compared to Three Months Ended September 30, 2018

(Amounts in thousands, except unit data)	Three months ended September 30,
	2019	2018	$ Change	% Change
Table Products segment revenues:
Gaming operations	$2,451	$1,902	$549	28.9%
Equipment sales	410	150	260	173.3%
Total Table Products revenues	$2,861	$2,052	$809	39.4%

Table Products Adjusted EBITDA	$1,409	$428	$981	229.2%

Table Products unit information:
Table Products installed base, end of period	3,601	3,065	536	17.5%
Average monthly lease price	$232	$214	$18	8.4%

Table Products Highlights

•	Total Table Products revenue increased 39% to $2.9 million, driven by record gaming operations revenue due to an increase of 536 units year-over-year and record equipment sales.
•

Gaming operations revenue increased $0.5 million, or 29%, driven by the continued growth of our progressive offerings; Bonus Spin, Royal 9 and Super 4, Buster Blackjack side bets, our newly introduced Dex S card shuffler, and our Criss Cross Poker premium game offering.

•	Record equipment sales revenue increased $0.3 million, or 173%, due to the successful launch of our new Dex S card shuffler and sales of our table signage.
•	Installed base of table game progressives reached more than 1,200 units, up 37% year-over-year, contributing to the 8% increase in average monthly lease price.
•	Installed base of side bets reached nearly 2,100 units in the quarter.
•	Continued to convert competitor progressives to our own STAX Progressives in the quarter, which helped drive the Adjusted EBITDA increase.
•	We expect that momentum and demand for our new Dex S card shuffler will continue to grow, with more than 175 shufflers currently installed in 13 markets across the U.S.

Interactive

Three Months Ended September 30, 2019 compared to Three Months Ended September 30, 2018

(Amounts in thousands)	Three months ended September 30,
	2019	2018	$ Change	% Change
Interactive segment revenue:
Social gaming revenue	$712	$1,446	$(734)	(50.8)%
iGaming revenue	505	244	261	107.0%
Total Interactive revenue	$1,217	$1,690	$(473)	(28.0)%

Interactive Adjusted EBITDA	$(447)	$(877)	$430	(49.0)%

Interactive Highlights

•	The increase in Interactive Adjusted EBITDA is primarily due to increases in iGaming revenue and decreased operating costs. iGaming Adjusted EBITDA loss was $0.4 million compared to $0.8 million in the prior year period.
•

iGaming revenue increased $0.3 million driven by the continued placement of our proven land-based EGM content in the European RMG market as well as our recent launch into the New Jersey RMG marketplace.

•	We successfully launched our iGaming platform in New Jersey with Rush Street Interactive this quarter with titles such as Golden Wins, Jade Wins, Longhorn Jackpots, and our hit title Rakin' Bacon!
•	We now have more than 28 suppliers live across the iGaming platform with eight new suppliers launched in Q3 2019.
•	Social gaming revenue decreased $0.7 million while Interactive Adjusted EBITDA increased $0.4 million compared to the prior year as a result of strategically optimizing our user acquisition costs in our social business.

Balance Sheet Review

As of September 30, 2019, we had $11.7 million in cash and cash equivalents compared to $70.7 million at December 31, 2018. Total net debt, which is the principal amount of debt outstanding less cash and cash equivalents as of September 30, 2019, was approximately $523.3 million compared to $468.1 million at December 31, 2018. Net debt as of September 30, 2019 increased by $55.2 million compared to December 31, 2018, primarily driven by the acquisition of Integrity. Our Adjusted Total Net Debt Leverage Ratio increased from 3.4 times at December 31, 2018, to 3.6 times at September 30, 2019, see Total Net Debt Leverage Ratio Reconciliation below.(7) Capital expenditures increased $3.5 million to $19.6 million in the third quarter, compared to $16.1 million in the prior year period due to new domestic and international recurring EGM units placed on lease driven by new openings and expansions, and an increase in recurring Table Products units.

During the current quarter, we repurchased 103,385 shares of our common stock at an average price of $10.96 per share for an aggregate amount of $1.1 million. Approximately $48.9 million remained available under the $50 million share repurchase program as of September 30, 2019. All shares repurchased under the Company’s program have been retired.

2019 Outlook

Based on our year-to-date progress, we continue to expect to generate total adjusted EBITDA of $145 - $150 million in 2019, representing growth of approximately 6% - 10% compared to the prior year period. We continue to expect 2019 capital expenditures to be in the range of $65 - $69 million, compared to $66.2 million in 2018, reflecting an expectation for an increase in our EGM installed base.

(Amounts in millions)	2018 Actual Results	2019 Guidance	Growth Percentage
Adjusted EBITDA	$136.2	$145 - $150	6% - 10%
Capex	$66.2	$65 - $69	(2)% - 4%

(7) Total Adjusted EBITDA, total net debt leverage ratio, and adjusted total net debt leverage ratio are non-GAAP measures, see non-GAAP reconciliation below.

Conference Call and Webcast

On November 7, 2019, at 5 p.m. EST, AGS leadership will host a conference call to present the third quarter 2019 results. Listeners may access a live webcast of the conference call, along with accompanying slides, at AGS' Investor Relations website at http://investors.playags.com/. A replay of the webcast will be available on the website following the live event. To listen by telephone, the U.S./Canada toll-free call-in number is +1 (844) 746-0637 and the call-in number for participants outside the U.S./Canada is +1 (412) 317-5261. The conference ID/confirmation code is “AGS Q3 2019 Earnings Call”.

Company Overview

AGS is a global company focused on creating a diverse mix of entertaining gaming experiences for every kind of player. Our roots are firmly planted in the Class II tribal gaming market, but our customer-centric culture and remarkable growth have helped us branch out to become one of the most all-inclusive commercial gaming suppliers in the world. Powered by high-performing Class II and Class III slot products, an expansive table products portfolio, highly rated social casino and real-money gaming solutions for players and operators, and best-in-class service, we offer an unmatched value proposition for our casino partners. Learn more at playags.com.

AGS Media & Investor Contacts:

Julia Boguslawski, Chief Marketing Officer and Executive Vice President of Investor Relations

jboguslawski@playags.com

Steven Kopjo, Director of Investor Relations

skopjo@playags.com

©2019 PlayAGS, Inc. Products referenced herein are sold by AGS LLC or other subsidiaries of PlayAGS, Inc. Solely for convenience, marks, trademarks and trade names referred to in this press release appear without the ® and  TM and SM  symbols, but such references are not intended to indicate, in any way, that PlayAGS, Inc. will not assert, to the fullest extent under applicable law, its rights or the rights of the applicable licensor to these marks, trademarks and trade names.

Forward-Looking Statement

This release contains, and oral statements made from time to time by our representatives may contain, forward-looking statements based on management’s current expectations and projections, which are intended to qualify for the safe harbor of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding the proposed public offering and other statements identified by words such as “believe,” “will,” “may,” “might,” “likely,” “expect,” “anticipates,” “intends,” “plans,” “seeks,” “estimates,” “believes,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. All forward-looking statements are based on current expectations and projections of future events.

These forward-looking statements reflect the current views, models, and assumptions of AGS, and are subject to various risks and uncertainties that cannot be predicted or qualified and could cause actual results in AGS’s performance to differ materially from those expressed or implied by such forward looking statements. These risks and uncertainties include, but are not limited to, the ability of AGS to maintain strategic alliances, unit placements or installations, grow revenue, garner new market share, secure new licenses in new jurisdictions, successfully develop or place proprietary product, comply with regulations, have its games approved by relevant jurisdictions and other factors set forth under Item 1. “Business,” Item 1A. “Risk Factors” in AGS’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 5, 2019. All forward-looking statements made herein are expressly qualified in their entirety by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Readers are cautioned that all forward-looking statements speak only to the facts and circumstances present as of the date of this press release. AGS expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PLAYAGS, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

	September 30,	December 31,
	2019	2018
Assets
Current assets
Cash and cash equivalents	$11,733	$70,726
Restricted cash	20	78
Accounts receivable, net of allowance of $901 and $855 respectively	58,149	44,704
Inventories	30,264	27,438
Prepaid expenses	4,782	3,566
Deposits and other	7,326	4,231
Total current assets	112,274	150,743
Property and equipment, net	104,880	91,547
Goodwill	286,203	277,263
Intangible assets	237,794	196,898
Deferred tax asset	2,415	2,544
Operating leases	11,940	-
Other assets	4,438	12,347
Total assets	$759,944	$731,342

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$18,510	$14,821
Accrued liabilities	33,812	26,659
Current maturities of long-term debt	6,026	5,959
Total current liabilities	58,348	47,439
Long-term debt	519,521	521,924
Deferred tax liability - noncurrent	2,195	1,443
Operating lease liability, long-term	11,823	-
Other long-term liabilities	40,970	24,732
Total liabilities	632,857	595,538
Commitments and contingencies
Stockholders' equity
Preferred stock at $0.01 par value; 50,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock at $0.01 par value; 450,000,000 shares authorized at September 30, 2019 and at December 31, 2018; and 35,405,594, and 35,353,296 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively.	354	353
Additional paid-in capital	367,620	361,628
Accumulated deficit	(236,710)	(222,403)
Accumulated other comprehensive loss	(4,177)	(3,774)
Total stockholders’ equity	127,087	135,804
Total liabilities and stockholders’ equity	$759,944	$731,342

PLAYAGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(amounts in thousands, except per share data)

	Three months ended September 30,
	2019	2018
Revenues
Gaming operations	$52,522	$50,701
Equipment sales	26,855	24,825
Total revenues	79,377	75,526
Operating expenses
Cost of gaming operations(8)	10,170	10,494
Cost of equipment sales(8)	13,479	12,109
Selling, general and administrative	16,861	15,284
Research and development	8,671	7,894
Write-downs and other charges	807	667
Depreciation and amortization	23,810	18,968
Total operating expenses	73,798	65,416
Income from operations	5,579	10,110
Other expense (income)
Interest expense	9,320	8,956
Interest income	(42)	(89)
Other (income) expense	(106)	434
(Loss) income before income taxes	(3,593)	809
Income tax benefit (expense)	(1,926)	3,538
Net (loss) income	(5,519)	4,347
Less: Net income attributable to non-controlling interests	(17)	-
Net (loss) income attributable to PlayAGS, Inc.	(5,536)	4,347
Foreign currency translation adjustment	(1,273)	1,636
Total comprehensive (loss) income	$(6,809)	$5,983

Basic and diluted (loss) income per common share:
Basic	$(0.16)	$0.12
Diluted	$(0.16)	$0.12
Weighted average common shares outstanding:
Basic	35,447	35,305
Diluted	35,447	36,313

(8) Exclusive of depreciation and amortization.

PLAYAGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

	Nine months ended September 30,
	2019	2018
Cash flows from operating activities
Net loss	$(12,944)	$(10,501)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	69,002	57,784
Accretion of contract rights under development agreements and placement fees	4,550	3,412
Amortization of deferred loan costs and discount	1,426	1,388
Payment-in-kind interest payments	-	(37,624)
Write-off of deferred loan cost and discount	-	3,410
Stock-based compensation expense	5,309	9,167
Provision (benefit) for bad debts	183	(198)
Loss on disposition of assets	1,015	1,383
Impairment of assets	5,343	1,199
Fair value adjustment of contingent consideration	501	700
Provision (Benefit) for deferred income tax	873	(205)
Changes in assets and liabilities that relate to operations:
Accounts receivable	(12,136)	(12,277)
Inventories	961	(3,173)
Prepaid expenses	(1,098)	(1,958)
Deposits and other	(3,081)	(626)
Other assets, non-current	9,024	13,574
Accounts payable and accrued liabilities	(6,447)	(12,135)
Net cash provided by operating activities	62,481	13,320
Cash flows from investing activities
Business acquisitions, net of cash acquired	(54,935)	(4,452)
Purchase of intangible assets	(4,926)	(931)
Software development and other expenditures	(9,957)	(8,794)
Proceeds from disposition of assets	161	21
Purchases of property and equipment	(38,760)	(34,457)
Net used in investing activities	(108,417)	(48,613)
Cash flows from financing activities
Repayment of PIK notes	-	(115,000)
Repayment of senior secured credit facilities	(4,040)	(3,864)
Payment of financed placement fee obligations	(6,058)	(2,688)
Payments of previous acquisition obligation	(1,227)	-
Payments on equipment long-term note payable and capital leases	(1,043)	(2,108)
Proceeds from issuance of common stock	-	176,341
Initial public offering cost	-	(4,160)
Repurchase of common stock	(1,133)	-
Proceeds from stock option exercise	685	731
Distributions to non-controlling interest owners	(302)	-
Net cash (used in) provided by financing activities	(13,118)	49,252
Effect of exchange rates on cash and cash equivalents	3	4
(Decrease) increase in cash and cash equivalents	(59,051)	13,963
Cash, cash equivalents and restricted cash, beginning of period	70,804	19,342
Cash, cash equivalents and restricted cash, end of period	$11,753	$33,305

Supplemental cash flow information:
Non-cash investing and financing activities:
Intangible assets obtained under placement fee arrangements	$39,198	$931
Leased assets obtained in exchange for new finance lease liabilities	$882	$307
Leased assets obtained in exchange for new operating lease liabilities	$13,048	$-

Non-GAAP Financial Measures

To provide investors with additional information in connection with our results as determined by generally accepted accounting principles in the United States (“GAAP”), we disclose the following non-GAAP financial measures: total Adjusted EBITDA, total Adjusted EBITDA margin, total net debt leverage ratio, adjusted total net debt leverage ratio, and Free Cash Flow. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for net income, operating income, cash flows, or any other measure calculated in accordance with GAAP, and may not be comparable to similarly titled measures reported by other companies.

Total Adjusted EBITDA

This press release and accompanying schedules provide certain information regarding Adjusted EBITDA, which is considered a non-GAAP financial measure under the rules of the Securities and Exchange Commission.

We believe that the presentation of total Adjusted EBITDA is appropriate to provide additional information to investors about certain material non-cash items that we do not expect to continue at the same level in the future, as well as other items we do not consider indicative of our ongoing operating performance. Further, we believe total Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures. It also provides management and investors with additional information to estimate our value.

Total Adjusted EBITDA is not a presentation made in accordance with GAAP. Our use of the term total Adjusted EBITDA may vary from others in our industry. Total Adjusted EBITDA should not be considered as an alternative to operating income or net income. Total Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation or as a substitute for the analysis of our results as reported under GAAP.

Our definition of total Adjusted EBITDA allows us to add back certain non-cash charges that are deducted in calculating net income and to deduct certain gains that are included in calculating net income. However, these expenses and gains vary greatly, and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. In addition, in the case of charges or expenses, these items can represent the reduction of cash that could be used for other corporate purposes. Due to these limitations, we rely primarily on our GAAP results, such as net loss, (loss) income from operations, EGM Adjusted EBITDA, Table Products Adjusted EBITDA or Interactive Adjusted EBITDA and use Total Adjusted EBITDA only supplementally.

The total Adjusted EBITDA discussion above is also applicable to its margin measure, which is calculated as total Adjusted EBITDA as a percentage of Total Revenue.

The following table presents a reconciliation of total Adjusted EBITDA to net loss, which is the most comparable GAAP measure:

Total Adjusted EBITDA Reconciliation

(Amounts in thousands)	Three months ended September 30,
	2019	2018
Net (loss) income attributable to PlayAGS, Inc.	$(5,536)	$4,347
Income tax (benefit) expense	1,926	(3,538)
Depreciation and amortization	23,810	18,968
Other expense (income)	(106)	434
Interest income	(42)	(89)
Interest expense	9,320	8,956
Write-downs and other(9)	807	667
Other adjustments(10)	(3)	893
Other non-cash charges(11)	2,426	1,700
Legal and litigation expenses including settlement payments(12)	1,745	(45)
Acquisition and integration related costs including restructuring & severance(13)	481	746
Non-cash stock compensation	1,959	538
Adjusted EBITDA	$36,787	$33,577

(Amounts in thousands, except Adjusted EBITDA margin)	Three months ended September 30,
	2019	2018
Total revenues	$79,377	$75,526
Adjusted EBITDA	$36,787	$33,577
Adjusted EBITDA margin	46.3%	44.5%

(9) Write-downs and other includes items related to loss on disposal or impairment of long-lived assets, fair value adjustments to contingent consideration and acquisition costs.

(10) Other adjustments are primarily composed of professional fees incurred for projects, corporate and public filing compliance, contract cancellation fees and other transaction costs deemed to be non-operating in nature.

(11) Other non-cash charges are costs related to non-cash charges and losses on the disposition of assets, non-cash charges on capitalized installation and delivery, which primarily includes the costs to acquire contracts that are expensed over the estimated life of each contract and non-cash charges related to accretion of contract rights under development agreements.

(12) Legal and litigation expenses including settlement payments consist of payments to law firms and settlements for matters that are outside the normal course of business.

(13) Acquisition and integration costs primarily relate to costs incurred after the purchase of businesses, such as the purchase of Gameiom and Integrity, to integrate operations and obtain costs synergies. Restructuring and severance costs primarily relate to costs incurred through the restructuring of the Company’s operations from time to time and other employee severance costs recognized in the periods presented.

Total Net Debt Leverage Ratio Reconciliation

The following table presents a reconciliation of total net debt and total net debt leverage ratio and adjusted total net debt leverage ratio:

(Amounts in thousands, except net debt leverage ratio)	September 30,	December 31,
	2019	2018
Total debt	$535,037	$538,799
Less: Cash and cash equivalents	11,733	70,726
Total net debt	$523,304	$468,073
LTM Adjusted EBITDA	$140,345	$136,206
Total net debt leverage ratio	3.7	3.4

Integrity LTM Adjusted EBITDA(14)	$3,880	$—
Post-Integrity LTM Adjusted EBITDA	$144,225	$136,206
Adjusted total net debt leverage ratio	3.6	3.4

(14) Represents the trailing twelve month estimated impact of Integrity's Adjusted EBITDA, adjusted for the time period for which Integrity’s financial measures are included in AGS’s results.

Free Cash Flow

This schedule provides certain information regarding Free Cash Flow, which is considered a non-GAAP financial measure under the rules of the Securities and Exchange Commission.

We define Free Cash Flow as net cash provided by operating activities less cash outlays related to capital expenditures and payments of in-kind interest related to the redemption of our HoldCo PIK notes. We define capital expenditures to include purchase of intangible assets, software development and other expenditures, and purchases of property and equipment. In arriving at Free Cash Flow, we subtract cash outlays related to capital expenditures from net cash provided by operating activities because they represent long-term investments that are required for normal business activities. As a result, subject to the limitations described below, Free Cash Flow is a useful measure of our cash available to repay debt and/or make other investments.

Free Cash Flow adjusts for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. Free Cash Flow is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by using Free Cash Flow in combination with the GAAP cash flow numbers.

The following table presents a reconciliation of Free Cash Flow:

(amounts in thousands)	Nine months ended September 30, 2019	Six months ended June 30, 2019	Three months ended September 30, 2019
Net cash provided by operating activities	$62,481	$37,675	$24,806
Purchase of intangible assets	(4,926)	(3,950)	(976)
Software development and other expenditures	(9,957)	(6,299)	(3,658)
Purchases of property and equipment	(38,760)	(23,819)	(14,941)
Free Cash Flow	$8,838	$3,607	$5,231

(amounts in thousands)	Nine months ended September 30, 2018	Six months ended June 30, 2018	Three months ended September 30, 2018
Net cash provided (used) by operating activities	$13,320	$(10,319)	$23,639
Purchase of intangible assets	(931)	(594)	(337)
Software development and other expenditures	(8,794)	(5,168)	(3,626)
Purchases of property and equipment	(34,457)	(22,314)	(12,143)
Payments-in-kind interest payments	37,624	37,624	-
Free Cash Flow	$6,762	$(771)	$7,533